Exhibit 10.3

April 28, 2025

Joseph Ross
7701 Independence Ave.
Kansas City, MO 64125

Re:    Retention Bonus

Dear Joe:

On behalf of Custom Truck One Source, Inc. (the “Company”), we are pleased to offer you the opportunity to receive a cash retention bonus as set forth in this letter agreement (the “Agreement”).

In the event that you remain continuously employed by the Company (or its applicable subsidiary) from the date of this Agreement through September 1, 2026 or, if earlier, the date on which the performance conditions set forth on Exhibit A are satisfied, (such date, the “Vesting Date”), then you will receive a cash bonus payment equal to $162,500 (the “Bonus”), less all applicable tax withholdings and deductions. The Bonus will be paid in a single lump sum payment on or within 30 days following the Vesting Date. In addition, if requested by the Company, your right to receive the Bonus is also conditioned on your timely execution, non-revocation and delivery to the Company of a general release of claims in a form requested by the Company.

Please sign below to confirm your understanding and acceptance of the terms of this Agreement and return a signed copy to us. On behalf of the Company, we would like to thank you for your past service and your continued support of our company.

Very truly yours,

Custom Truck One Source, Inc.

By: /s/ Ryan McMonagle
Ryan McMonagle
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Joseph Ross
Joseph Ross

7701 INDEPENDENCE AVENUE, KANSAS CITY, MO 64125        CUSTOMTRUCK.COM